                                                 Exhibit 77 (B)


[Deloitte & Touche LLP Letterhead]


The Board of Directors,
The GNMA Fund Investment Accumulation Program, Inc.:


In planning and performing our audit of the financial statements of The GNMA Fund Investment Accumulation Program, Inc. for the year ended December 31, 1996 (on which we have issued our report dated February 25, 1997), we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of The GNMA Fund Investment Accumulation Program, Inc. is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities, in amounts that would be material in relation to the financial statements being audited, may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1996.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange
Commission.


/s/ Deloitte & Touche LLP
---------------------------------
February 25, 1997


FOR THE PERIOD ENDING         12/31/96
FILE NUMBER 811:2788



                          SIGNATURE PAGE



This report is signed on behalf of the registrant in the City of Plainsboro and State of New Jersey on the 25th day of February
1997.




                              The GNMA Fund Investment
                              Accumulation Program, Inc.



Witness: /s/ Michael J. Perini     By: /s/ Gerard J. Fenerty
         ---------------------         ---------------------
         Michael J. Perini             Gerard J. Fenerty
         President and Director        Treasurer